EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-262-0110 ext. 1331	BOOT@stct.com
LACROSSE FOOTWEAR REPORTS
FIRST QUARTER 2009 RESULTS
Quarterly Sales Up 5%; Continued Strong Demand from Military;
Improvement in Outdoor Sales; Strong Balance Sheet
Portland, Ore.—April 23, 2009 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of work and outdoor footwear, today reported results for the first quarter ended March 28, 2009.
For the first quarter of 2009, LaCrosse reported consolidated net sales of $25.9 million, up 5% from $24.7 million in the first quarter of 2008. While the Company continued to grow its revenue, the challenging near-term retail environment and LaCrosse’s significant investments in strengthening its foundation for long-term growth, including its new midwest distribution center, resulted in its first quarterly net loss since fiscal 2004. The net loss was $0.7 million or ($0.11) per diluted share in the first quarter of 2009, compared to net income of $0.8 million or $0.12 per diluted share in the first quarter of 2008.
Sales to the work market were $19.0 million for the first quarter of 2009, up 6% from $17.9 million for the same period of 2008. The growth in work sales reflects continued penetration into various avenues within the U.S. Government market, including growing demand from aftermarket military suppliers. The sales growth from the government channel was partially offset by the impact of the bankruptcies of two major retailers and widespread softness in the retail channel.
Sales to the outdoor market were $6.9 million for the first quarter of 2009, up slightly from $6.8 million for the same period of 2008. Despite continued softness in the overall retail environment, the Company’s first quarterly increase in outdoor sales since the third quarter of 2007 was primarily due to strength in its cold weather product offerings.
For the first quarter of 2009, gross margins were 37.9% of net sales, compared to 40.7% in the same period of 2008. The decline in gross margins was primarily due to the impact of the Company’s investments in its Portland factory, increased costs as a result of re-sourcing due to the closure of one of its third party manufacturing facilities in 2008, an increase in markdown sales, and certain product cost and mix changes.
LaCrosse’s operating expenses were $10.9 million in the first quarter of 2009, up $1.9 million from the first quarter of 2008. The year-over-year increase reflects expenditures of $1.0 million for the Company’s new European subsidiary, $0.5 million for the new Midwest distribution center and $0.3 million for increased provision for bad debts, as well as the increased investment in sales, merchandizing and product development resources.

The Company continued to maintain a strong balance sheet. At the end of the first quarter of 2009, LaCrosse had cash and cash equivalents of $12.1 million, up from $10.3 million at the end of the first quarter of 2008, despite cash outlays during the past twelve months of $3.1 million in dividends to its shareholders and $3.2 million for the inventories and operations of its former European distributor.
“While overall retail demand remained at historic lows in the first quarter of 2009, we continued to grow our revenue, capture market share and invest in the long-term strength of our business,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Our sustained efforts to diversify our channels and work closely with our customers to meet their specific footwear needs continue to pay off. Our success in winning more military business includes both large announced delivery orders and increased aftermarket sales to individual soldiers from various military branches, who demand premium footwear with a proven reputation for durability and performance in the field.
“Our targeted sales to niche work markets also continued to grow, especially in rural regions where agriculture, mining and energy-related industries are less impacted by the economic recession. Moreover, our outdoor business benefited from the cold winter weather and improvements in the execution of our new European operations, and we remain encouraged with the positive customer response to our fall product line.”
“In coming periods, we remain focused on our long-term strategic initiatives and investing in our business, including the gradual expansion of our European sales effort, the completion of our new Midwest distribution center and the continued development and introduction of innovative new products. While these investments significantly impacted our bottom line in the first quarter, we remain absolutely focused on building long-term shareholder value and maintaining operational excellence, backed by a strong balance sheet with no bank debt, powerful brands and a talented and dedicated team.”
Based on the Company’s financial position, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The second quarter dividend will be paid on June 18, 2009 to shareholders of record as of the close of business on May 22, 2009. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock for the balance of 2009.
LaCrosse will host a conference call today, April 23, 2009, at 2:00 PM Pacific (5:00 PM Eastern) to discuss its financial results. A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-366-7417 or +1 303-262-2130. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11130263). A replay will also be available on the Company’s Web site.

About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work customers include people in law enforcement, transportation, mining, oil and gas, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding the Company’s anticipated positive customer response to fall product lines, future investments in the European sales efforts, the impact of the completion of the Midwest distribution center and future development and introduction of innovative new products, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors and other uncertainties which may directly impact the outcome of such forward-looking statements included in this release, each of which are included in our 2008 Annual Report on Form 10-K and as supplemented by our quarterly report on Form 10-Q for the quarterly period ended March 28, 2009, include the following:
•	Current slow-down in consumer spending, which could impact both the financial stability of our domestic retail channel base and require additional price discounts for retailers and direct consumers

•	Our ability to meet changing consumer preferences and demands

•	Our capacity to maintain investments in our European channel and corollary risks of foreign operations

•	Delays or disruptions in the transition to our new Midwest distribution center

•	Sales to the U.S. Government which may not continue at the current levels or may be constrained due to production capacity limits

•	The recent market price of the Company’s common stock creates a market value of the Company which is below the net book value of its assets. Such market valuation could have a future material adverse impact on the Company’s recorded asset value of goodwill
Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those reflected in any such forward-looking statements depending on a variety of factors, including without limitation, economic, competitive and governmental factors outside of our control. For more information concerning these factors and other risks and uncertainties that could materially affect our results of operations, please refer to Part I, Item 1A—Risk Factors, of our 2008 Annual Report on Form 10-K, as supplemented or amended in our 2009 quarterly reports on Form 10-Q, which information is incorporated herein by reference.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 28,	March 29,
	2009	2008

Net sales	$25,910	$24,732
Cost of goods sold	16,079	14,671

Gross profit	9,831	10,061
Operating expenses	10,869	8,968

Operating income (loss)	(1,038)	1,093
Non-operating income (expense)	(52)	159

Income (loss) before income taxes	(1,090)	1,252
Income tax provision (benefit)	(398)	473

Net income (loss)	$(692)	$779

Net income (loss) per common share:
Basic	$(0.11)	$0.13
Diluted	$(0.11)	$0.12

Weighted average number of common shares outstanding:
Basic	6,274	6,165
Diluted	6,274	6,408

Supplemental Product Line Information
Work Market Sales	$19,043	$17,887
Outdoor Market Sales	6,867	6,845

	$25,910	$24,732

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 28,	December 31,	March 29,
	2009	2008	2008
Assets:
Current Assets:
Cash and cash equivalents	$12,059	$13,683	$10,253
Trade and other accounts receivable, net	18,190	22,449	19,307
Inventories	28,023	28,618	26,053
Prepaid expenses	1,169	1,402	1,111
Deferred tax assets	1,466	1,364	1,394

Total current assets	60,907	67,516	58,118

Property and equipment, net	7,585	6,137	4,648
Goodwill	10,753	10,753	10,753
Other assets	310	159	443

Total assets	$79,555	$84,565	$73,962

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$8,646	$10,478	$5,478
Accrued compensation	1,588	3,151	1,147
Other accruals	1,689	2,528	2,026

Total current liabilities	11,923	16,157	8,651

Long-term debt	—	—	366
Deferred revenue	338	375	122
Compensation and benefits	5,634	5,844	1,855
Deferred tax liabilities	1,273	777	2,327

Total liabilities	19,168	23,153	13,321

Total shareholders’ equity	60,387	61,412	60,641

Total liabilities and shareholders’ equity	$79,555	$84,565	$73,962

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Quarter Ended
	March 28,	March 29,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(692)	$779
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	662	441
Stock-based compensation expense	227	210
Deferred income taxes	338	(148)
Other	37	2
Changes in operating assets and liabilities:
Trade and other accounts receivable	4,259	3,286
Inventories	595	1,078
Accounts payable	(1,832)	(1,978)
Accrued expenses and other	(2,398)	(2,314)

Net cash provided by operating activities	1,196	1,356

Cash flows from investing activities:
Purchases of property and equipment	(2,173)	(156)

Cash flows from financing activities:
Cash dividends paid	(787)	(6,984)
Purchase of treasury stock	—	(95)
Proceeds from exercise of stock options	258	747

Net cash used in financing activities	(529)	(6,332)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(118)	—

Net decrease in cash and cash equivalents	(1,624)	(5,132)

Cash and cash equivalents:
Beginning of period	13,683	15,385

End of period	$12,059	$10,253

END OF FILING